Exhibit 99.1

SECOND WAIVER TO AGREEMENT AND PLAN OF MERGER

This SECOND WAIVER TO AGREEMENT AND PLAN OF MERGER (this “Waiver”), dated September 19, 2024, is made by and among Crown Laboratories, Inc., a Delaware corporation (“Parent”), Reba Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Revance Therapeutics, Inc., a Delaware corporation (the “Company”), and waives certain provisions (as set forth herein) of that certain Agreement and Plan of Merger, dated August 11, 2024 (as the same may be amended, modified or restated in accordance with the terms thereof, the “Merger Agreement”), by and among Parent, Merger Sub and the Company. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

WHEREAS, pursuant to that certain Waiver to the Agreement and Plan of Merger, dated as of August 27, 2024 (the “First Waiver”), the parties hereto have previously agreed to extend the time under Section 2.1(a) of the Merger Agreement by which the Offer is to be commenced pursuant to the Merger Agreement; and

WHEREAS, the parties hereto have agreed to further extend the time under Section 2.1(a) of the Merger Agreement by which the Offer is to be commenced pursuant to the Merger Agreement as set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Extension of Commencement of the Offer under Section 2.1(a) of the Merger Agreement. The parties hereto acknowledge and agree, notwithstanding the First Waiver, that the reference in the first parenthetical in the first sentence of Section 2.1(a) of the Merger Agreement that the Offer be commenced thereunder within 15 Business Days after the date of the Merger Agreement is hereby extended to October 4, 2024 or such other date as may be agreed to between the Company and Parent.

2. Counterparts; Effectiveness. Except as otherwise expressly provided herein, the terms, provisions and conditions of the Merger Agreement shall remain unchanged and the Merger Agreement shall be construed in a manner consistent with this Waiver. This Waiver may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Waiver to be executed and delivered by their respective duly authorized officers as of the date first written above.

CROWN LABORATORIES, INC.
By:	/s/ Jeffery A. Bedard
	Name:	Jeffery A. Bedard
	Title:	Chief Executive Officer
REBA MERGER SUB, INC.
By:	/s/ Jeffery A. Bedard
	Name:	Jeffery A. Bedard
	Title:	Chief Executive Officer
REVANCE THERAPEUTICS, INC.
By:	/s/ Mark J. Foley
	Name:	Mark Foley
	Title:	President and Chief Executive Officer